Exhibit 10.1

November 4, 2004

Mr. Robert Rosenblatt

817 South Roxmere Road

Tampa, Florida 33609

Dear Robert:

I am pleased to offer you employment with Tommy Hilfiger U.S.A., Inc., (the “Company”) as Group President and Chief Operating Officer. You will also hold the title of Chief Operating Officer of Tommy Hilfiger Corporation (“THC”). This letter agreement confirms the verbal offer made to you. You understand that your employment will be “at will” and that no employment contract exists between you and the Company for any specific term of employment and, either you or the Company can terminate your employment at any time, subject to the terms and conditions of this letter agreement.

So long as you are an employee of the Company, you will receive the following:

•	Your base salary will be paid at the rate of $750,000.00 annually in accordance with the Company’s then current payroll practices (the “Base Salary”).

•	In accordance with Company policy, your performance will be reviewed subsequent to the close of the Company’s current fiscal year which ends March 31, 2005 and annually thereafter. You will be eligible for annual salary increases which will be determined by the Company and approved by the THC Compensation Committee, in their sole discretion and in accordance with the Company’s policy.

•	For the fiscal year ending March 31, 2006 (which begins on April 1, 2005) and each subsequent fiscal year, you will be eligible to participate in the Company’s Incentive Compensation Plan (the “Plan”) which is based on individual and THC goal attainment in accordance with the terms of the Plan. Your incentive levels will be set at a 100% target of your Base Salary. Payment of your bonus is subject to the approval of the Compensation Committee of THC. The Plan is subject to modification at the Company’s discretion. For the fiscal year ending March 31, 2005, you will not be eligible for a bonus, other than the sign-on bonus referenced in the immediately succeeding bullet.

•	Promptly upon execution of this letter agreement, you will receive a sign-on bonus of $350,000. You further agree that if within one (1) year of your commencement of active employment, you resign your employment or if your employment shall be terminated by the Company for Cause as defined below, you shall, within thirty (30) days of your resignation or termination, repay the Company an amount which shall be determined by multiplying $350,000 by a fraction, the numerator of which shall be 365 less the number of days between the commencement of active employment and the date your employment shall terminate and the denominator of which shall be 365.

•	You will participate in all benefit plans and programs the Company provides to all employees in accordance with their terms and conditions as they may be modified by the Company from time to time. Medical/Dental benefit coverage will commence as of your first day of employment. Benefits and other terms and conditions of employment are set forth in the Company’s employee handbook, a copy of which you will receive during your first week of employment.

•	(i) On the date of execution of this letter agreement, you will be granted 225,000 options to purchase publicly traded ordinary shares of THC, subject to the terms and conditions of the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan (the “2003 Plan”); (ii) on the date of execution of this letter agreement, you will be granted 25,000 shares of restricted stock, subject to the terms and conditions of the Tommy Hilfiger Corporation 2001 Stock Incentive Plan (the “2001 Plan”); (iii) on April 1, 2005, you will be granted either (a) 175,000 stock options under the 2003 Plan, or (b) at the discretion of the Company, such other award other than stock options (including, but not limited to, cash, stock appreciation rights, restricted stock or restricted stock units), which shall be comparable in value to the grant of 175,000 stock options; and (iv) on April 1, 2006, you will be granted either (x) 175,000 stock options under the 2003 Plan, or such other successor plan that THC shall adopt, or (y) at the discretion of the Company, such other award other than stock options (including, but not limited to, cash, stock appreciation rights, restricted stock or restricted stock units), which shall be comparable in value to the grant of 175,000 stock options. Any stock options granted to you under this letter will have a term of 10 years, and an exercise price equal to the Fair Market Value (as defined in the 2003 Plan) of THC’s ordinary shares on the grant date. Vesting of such stock options for each stock option grant under this letter will be 25%, 25% and 50%, respectively, on each of the first three anniversaries of the grant date for each grant. The 25,000 shares of restricted stock to be granted under section (ii) of this paragraph shall vest in full on the third anniversary of the restricted stock grant date. The vesting schedule and other terms of any other type of award under sections (ii) and (iii) of this paragraph, to the extent granted, will be determined by the THC Compensation Committee at the time of issuance, but in the case of stock options or stock appreciation rights, shall have a vesting schedule no less favorable than 25%, 25% and 50%, respectively, on each of the first three anniversaries of the grant date for each grant, and, in the case of restricted stock or restricted stock units, shall have a vesting schedule no less favorable than vesting in full on the third anniversary of the grant date of the restricted stock or restricted stock unit.

•	You will be reimbursed for up to seven (7) months of temporary housing with such reimbursement not to exceed $50,000. In addition, you will be reimbursed for reasonable expenses incurred in connection with moving your household goods from Tampa, Florida to the metropolitan New York area.

•	If your employment with the Company terminates for any reason other than your death, disability, resignation or Cause as defined below, and if you execute a release and separation agreement satisfactory to the Company, you will receive base salary continuation for twelve (12) months from the date your employment terminates. You agree that such salary continuation will be offset by any compensation and benefits you are entitled to receive from other employment (including self-employment) during the salary continuation period. You agree to notify the Company’s Executive Vice President of Human Resources promptly upon obtaining other employment (including self-employment) and provide the Company with complete information regarding your compensation and benefits therein. In addition, you shall not be entitled to any bonus not already paid or any other benefits hereunder.

•	In the event of a Change in Control (as defined in the 2003 Plan), all outstanding stock options, restricted stock, or other such stock awards granted under this letter agreement shall become fully vested and exercisable (subject to the terms and conditions of THC’s insider trading policy and windows program).

•	For purposes of this letter agreement, “Cause” means the occurrence of any of the following events, as reasonably determined in good faith by the Board of Directors of the Company and whose determination is final and binding: (i) a material breach by you of your obligations under this letter agreement; (ii) insubordination or a refusal by you to perform your duties under this letter agreement; (iii) the commission by you of a fraud or theft against the Company or its parents, subsidiaries, affiliates and divisions or your conviction for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime; (iv) a violation of any Company or THC policy pertaining to ethics, wrongdoing or conflict of interest;

or (v) the possession or use by you of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs your ability to perform your duties under this letter agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

You acknowledge that in the course of your employment by the Company, you will receive and or be in possession of confidential information of the Company and its parents, subsidiaries, affiliates and divisions, including, but not limited to, information relating to their operations, financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software. You agree that you will not, without the prior written consent of the Company, during the period of your employment or thereafter, disclose or make use of any such confidential information, except as may be required by law (and in such case, you shall immediately notify the Company of such disclosure request) or in the course of your employment hereunder. You agree that all tangible materials containing confidential information, whether created by you or others, which shall come into your custody or possession during your employment, shall be and are the exclusive property of the Company. Upon termination of your employment for any reason whatsoever, you shall immediately surrender to the Company all confidential information and property of the Company in your possession, custody or control.

You agree that during the term of your employment with and for one (1) year after leaving the employ of the Company for any reason, you will not engage in, carry on, directly or indirectly, either for yourself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any business in competition with the business carried on by the Company and its parents, subsidiaries, affiliates and divisions in any market in which the Company or its parents, subsidiaries, affiliates or divisions actively conduct business; provided, however, that if the Company elects to enforce this provision, and you are not receiving separation pay as described above, the Company shall pay you during the one-year period (in accordance with the Company’s then current payroll practices) at the rate of one half (1/2) your annual base salary as of the date of your termination. If the Company, at its sole option, decides not to continue your one half (1/2) base salary at any time during the one-year period and you are not otherwise receiving separation pay as described above, this non-competition provision shall not thereafter be enforceable.

You agree that during the two (2) year period immediately following the termination of your employment, you shall not solicit, employ or retain (or participate in or arrange for the solicitation, employment or retention of) any person who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions within the six-month period immediately preceding such employment or retention.

You acknowledge that the foregoing confidentiality, non-competition and no-soliciting/no-hiring provisions are reasonable and necessary for the protection of the Company and its parents, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, you agree that, in addition to any other relief or remedies available to the Company and its parents, subsidiaries, affiliates and divisions, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions, and no bond or security will be required in connection therewith. If any of the foregoing confidentiality, non-competition and no-soliciting/no-hiring provisions are deemed invalid or unenforceable, these provisions shall be deemed modified and limited to the extent necessary to make them valid and enforceable.

You will be responsible for all federal, state and local taxes attributable to the compensation and benefits set forth above.

You represent that you are not subject to any restriction or limitation which would prevent you from working for the Company in the capacity described above. This letter agreement shall supersede all prior verbal and written agreements between you and the Company. No amendments to this letter agreement shall be effective unless agreed to in writing by the Company and you. This letter agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that state without regard to its conflict of laws provisions. The terms of this letter agreement have been approved by the THC Compensation Committee. Upon execution by you, this letter agreement shall be a duly authorized, mutually binding contract, enforceable according to its terms.

To accept this offer, please sign and return this letter agreement to me in the enclosed envelope.

Once again, all of us at the Company are very pleased that you will be working with us. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ David F. Dyer
David F. Dyer

Accepted and agreed as of November 4, 2004

/s/ Robert Rosenblatt
Robert Rosenblatt

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